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NEWS                                       FIRSTFED
                                           ONE FIRSTFED PARK, SWANSEA, MA  02777
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                                                                   MEDIA RELEASE
CONTACTS:                                                  FOR IMMEDIATE RELEASE
Philip G. Campbell, Vice President
(508) 679-8181 ext. 1361 Fax: (508) 235-1818
pgcampbe@firstfedamerica.com
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Edward A. Hjerpe, Executive Vice President, CFO, COO
(508) 679-8181 ext. 1505
EAHjerpe@firstfedamerica.com
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       FIRSTFED AMERICA BANCORP, INC. ANNOUNCES RESULTS OF ANNUAL MEETING


SWANSEA, MA, July 31, 2003 - Robert F. Stoico, Chairman of the Board of Directors, President and Chief Executive Officer of FIRSTFED AMERICA BANCORP, INC. (Amex: FAB) announced that the stockholders of FIRSTFED AMERICA BANCORP, INC. considered and approved at the Annual Meeting of Stockholders on July 31, 2003, the election of Richard W. Cederberg, Thomas A. Rodgers, Jr., and Anthony
L. Sylvia as directors, and the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2004. In addition, the Company's July 31, 2003 Investor Presentation is available on the Company's web site at www.firstfedamerica.com. Upon reaching the site, click on "Investor Relations,"
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then click "July 31, 2003 Investor Presentation."

The presentations may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, changes in interest rates, real estate values, general economic conditions, deposit flows, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's pricing, operations, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRSTFED AMERICA BANCORP, INC. is a $2.7 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving
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Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a
subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and

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the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services. For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.
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